Exhibit 99.1

Date:	July 5, 2005

Contacts:	Mexico Media, Gabriel Guerra, 011-525-55-208-0860, gguerra@gcya.net U.S. Media, C. Doniele Kane, 816-983-1372, doniele.c.kane@kcsr.com

KCS Announces Appointment of Javier Rión as TFM CEO

     Mexico City and Kansas City, Mo., July 5, 2005 — Kansas City Southern (KCS) (NYSE: KSU) today announced that the TFM, S.A. de C.V. (TFM) board of directors has appointed Francisco Javier Rión as chief executive officer of TFM. Mr. Rión replaces Vicente Corta Fernandez, who has been serving as interim chief executive officer since April 2005. Mr. Corta remains a partner in the law firm of White & Case S.C. and will continue to serve as counsel to TFM in Mexico.

     “KCS and its Mexican subsidiary, TFM, are grateful to Mr. Corta for his valuable leadership through this critical time of transition,” said Michael R. Haverty, chairman of the TFM board of directors and chairman, president and chief executive officer of KCS. “We are pleased to welcome Mr. Rión, a distinguished Mexican businessman with nearly 30 years of experience in the transportation industry, to TFM. We expect that he will lead TFM to greater growth and profitability.”

     “I have appreciated having the opportunity to work with the great people of TFM and am pleased with the TFM board of director’s decision to appoint Mr. Rión to lead the company,” said Mr. Corta. “He is a visionary leader, skilled manager and a promoter of good corporate citizenship, who is well-respected throughout Mexico for his strong business ethics and demonstrated ability to achieve bottom line results.”

     “I am excited about TFM’s future,” said Mr. Rión. “Together, we can build upon the railroad’s historical strengths and take advantage of opportunities now available as a result of KCS’ control of TFM, The Texas Mexican Railway Company and The Kansas City Southern Railway Company.”

     Mr. Rión joins TFM from Bombardier Transportation, where he has served as president of the Rail Control Solutions Division based in London, England since May 2001. From July 1995 to April 2001, he was Bombardier’s president and managing director in Mexico City. From July 1991 to 1995, he was general director of Dina Autobuses/ConsorcioG-Grupo Dina in Mexico City. From 1976 to 1991, Mr. Rion held a number of operations, manufacturing and engineering management positions with Ford Motor Company, S.A. de C.V. Mr. Rión was also a member of the North American Advisory Committee of the Mexican Investment Board from 1997 through 2000.

     A Mexican national, he is fluent in both Spanish and English. Mr. Rión holds an industrial engineering degree from the Universidad La Salle in Mexico and has postgraduate studies in Finance at the University of Michigan and in Business Administration at the Instituto Panamericano de Alta Dirección de Empresa.

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     Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company and The Texas-Mexican Railway Company, serving the central and south central U.S. Its international holdings include a controlling interest in TFM, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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